UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Anthony, Grisanti F
   c/o Netsmart Technologies, Inc.
   146 Nassau Avenue
   Islip, NY  11751
   US
2. Issuer Name and Ticker or Trading Symbol
   Netsmart Technologies, Inc.
   NTST
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   March 2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chief Financial Officer, Treasurer and Secretary
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock, par value $.0|3/28  |S   | |15,000            |(D)|$10.00     |70,369             |(D)   |                           |
1 per share                |      |    | |                  |   |           |                   |      |                           |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Nonqualified Stock Opt|$1.00   |2/26/|M   | |26,000     |D  |(1)  |11/03|Common Stock|24,000 |$1.00  |26,000      |(D)|            |
ion                   |        |00   |    | |           |   |     |     |            |       |       |            |   |            |
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Nonqualified Stock Opt|$1.50   |3/29/|M   | |5,000      |D  |(1)  |04/01|Common Stock|5,000  |(2)    |0           |(D)|            |
ion                   |        |00   |    | |           |   |     |     |            |       |       |            |   |            |
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Nonqualified Stock Opt|$1.50   |3/29/|M   | |24,948     |D  |(1)  |06/03|Common Stock|24,948 |(2)    |5,052       |(D)|            |
ion                   |        |00   |    | |           |   |     |     |            |       |       |            |   |            |
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Nonqualified Stock Opt|$1.00   |3/29/|M   | |24,000     |D  |(1)  |11/03|Common Stock|26,000 |(2)    |0           |(D)|            |
ion                   |        |00   |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
(1) These options are presently
exercisable
(2) These options were exercised by the delivery to the issuer by Mr. Grisanti of 6,640 shares of Common Stock.
SIGNATURE OF REPORTING PERSON
/s/ Anthony F. Grisanti
DATE
April 5, 2000